MYR Group Inc.

                                                   Exhibit 11

SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
(In thousands, except per share data)


Period Ending March 31                                  Three Months
                                                       1997     1996

Primary income per share:
Net income                                          $   693  $   166

Weighted average number of common shares
 outstanding during the period                        3,243    3,187

Add - common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon exercise
 of the common share equivalents                        289      224

Weighted average number of shares for
 income per common share                              3,532    3,411

Income per common share                             $  0.20  $  0.05


Fully diluted income per share:
Net income                                          $   693  $   166

Add interest on convertible subordinated notes,
 net of tax                                              59       59
                                                    $   752   $  225

Weighted average number of common shares
 outstanding during the period                        3,243    3,187

Add - common equivalent shares (determined
 using the "treasury stock" method)
 representing shares issuable upon exercise
 of the common share equivalents                       289       231

- Shares assumed converted from convertible
  subordinated notes                                   600       600

Weighted average number of shares for
 income per common share                             4,132     4,018

Income per common share                            $  0.18      (1)

(1) The calculation of fully diluted income per common share for the first quarter of 1996 has an antidilutive effect.